THIRD AMENDED AND RESTATED
                        ROSS STORES, INC.
             EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN



     A. Purpose and Description. The third amended and restated Ross Stores, Inc. Executive Supplemental Retirement Plan (the "Plan") is designed to help selected employees of Ross Stores to provide for their retirement and for their beneficiaries in the event of their death. The Plan shall be effective as of May 1, 1991. Under the Plan, eligible employees may purchase individual life insurance policies and/or annuity contracts from an insurance company selected by Ross Stores (the "Insurance Company"). The insurance and annuity contract policies and annuity contracts will be owned exclusively by the employee. The insurance and annuity contract premiums will be paid on an "after-tax" basis through payroll deduction. Ross Stores will pay a bonus to Plan Participants to assist the participants in meeting their tax liability on amounts withheld and used to purchase life insurance and annuity contracts under the Plan.

     B. Administration. The Plan shall be administered by the "Plan Committee," the members of which will be the Vice President of Human Resources and the Director of Risk Management and Benefits.

     C.   Eligibility and Participation.

          1. Employees designated by the Plan Committee shall become participants in the Plan when their application for life insurance or an annuity contract is accepted by the Insurance Company and they have authorized insurance or annuity contract premium payments through payroll deductions and/or direct payments as described more fully below.

          2. Participation in the Plan shall terminate immediately upon the Participant's separation from service with Ross Stores for any reason.

     D.   Contributions.

          1. Each Participant may select the amount of insurance or annuity contract premium payments which he or she desires and which provides the amount of insurance coverage and cash value build up or annuity payments as the Participant desires. Insurance and annuity contract premiums may be paid through payroll deductions ("Payroll Deductions") from the Participant's regular salary and bonuses or through direct payments by the Participant ("Direct Payments"). The Participant shall notify Ross Stores of all Direct Payments and shall provide Ross Stores with such evidence of the Direct Payments as it may reasonably require and Ross Stores shall

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have no obligation to pay a Tax Bonus with respect to any
Direct Payments of which it has not been properly notified.

          2. A Participant may change premium payments at such times upon such notice as the Plan Committee may require, provided, however, that a Participant may cease Payroll
Deductions entirely at any time. Ross Stores has no responsibility for any changes in the amount of insurance coverage or future cash value or the amount of annuity payments which result from a Participant's change in his or her premium payments.

          3. Payroll Deductions are subject to income and payroll tax withholding. Accordingly, a Participant's take-home pay will be reduced by withholdings attributable to Payroll
Deductions.

          4.   Ross Stores shall remit a Participant's Payroll
Deductions to the Insurance Company within a reasonable time after such Payroll Deductions were made.

     E.   Tax Bonus.

          1. Ross Stores shall pay a bonus to each Participant to help defray the Participant's federal income tax liability for the Participant's annual Payroll Deductions (the "Tax Bonus"). The Tax Bonus will equal 70% of the sum of the Participant's Payroll Deductions and Direct Payments, up to a maximum tax bonus of $3,500 per calendar year.

          2.   The Plan Committee may change the rate of the Tax
Bonus from time to time, subject, however, to the provisions of paragraph F.1., below.

     F.   Miscellaneous.

          1. Ross Stores reserves the right at any time to modify, amend or terminate the Plan in all or in part; provided, however, no such amendment or termination shall affect the portion of the Tax Bonus calculated with respect to Payroll Deductions paid prior to such termination or amendment.

          2. The Participant shall own any insurance policy and annuity contract acquired pursuant to this Plan and Ross Stores shall retain no interest therein and shall merely facilitate the Participant's payment of premiums on the policy or contract through Payroll Deductions.

          3. Ross Stores shall not be responsible for the adequacy of a Participant's Payroll Deductions to make any insurance or annuity contract premium payments, but shall have fully satisfied its obligations under this Plan upon remitting

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the Payroll Deductions to the Insurance Company and paying the applicable Tax Bonus.

          4. Ross Stores recommends that Participants consult their personal financial advisors regarding the tax and financial consequences of purchasing life insurance and annuity contracts under this program prior to participating in the Plan.

          5. Nothing herein shall be construed as conferring upon any Participant the right to continue in the employ of Ross
Stores as an employee.

          6. The Plan shall be construed in accordance with and governed by the laws of the State of California.

       IN WITNESS WHEREOF, the undersigned Secretary of the Corporation certifies that the foregoing Third Amended and Restated Ross Stores, Inc. Executive Supplemental Retirement Plan was duly adopted by the Board of Directors of the Company on the 29th day of August, 1991, to become effective as of May 1, 1991.



                                        /S/ EARL BENSON
                                        Earl T. Benson